Exhibit 99.1

DEPARTMENT OF DEFENSE AWARDS ASTRA NEW LAUNCH CONTRACT ADD-ON

Defense Innovation Unit adds first test flight of Rocket 4 to Launch Contract

Alameda, California – May 16, 2023 – Astra Space, Inc. (“Astra”) (Nasdaq: ASTR) announced today that it has been awarded a launch contract add-on for Rocket 4’s first test flight with the U.S. Department of Defense (the “DoD”), facilitated by the Defense Innovation Unit (the “DIU”).

This award is an add-on to Astra’s existing contract with the DIU.

Rocket 4 is designed for a nominal payload capacity of approximately 600 kilograms to a 500 km mid-inclination orbit. The first launch is intended to test the overall operations of Launch System 2, collect flight data prior to re-commencing commercial flight operations, and ensure that Rocket 4 will support future DoD mission requirements.

The DIU works to strengthen America’s national security by accelerating the adoption of leading commercial technology and giving innovative American businesses the opportunity to solve high-impact national security problems.

“It is an honor to continue to work with the DoD to support a more resilient national space infrastructure,” said Dr. Tom Williams, Senior Director of Federal Sales at Astra. “We’re excited to have the support from the DIU on the first launch of Rocket 4.”

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space® by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft Engine™. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control or delays associated with our move-in to our new production facility; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors and (vi) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements, annual reports and quarterly reports.

Investor Contact:

investors@astra.com

Media Contact:

press@astra.com